Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

Lions Gate Entertainment Inc.

2700 Colorado Avenue, Suite 200

Santa Monica, California 90404

Lions Gate Entertainment Corp.

1055 West Hastings Street, Suite 2200

Vancouver, British Columbia V6E 2E9

Ladies and Gentlemen:

We have acted as special counsel to Lions Gate Entertainment Inc., a Delaware corporation (the “Company”), in connection with the issuance by the Company of  US$60,000,000 aggregate principal amount of 1.25% Convertible Senior Subordinated Notes due 2018 (the “Notes”) pursuant to the Indenture, dated as of April 15, 2013 (the “Indenture”), by and among the Company, U.S. Bank National Association, as trustee (the “Trustee”) and Lions Gate Entertainment Corp., a British Columbia, Canada corporation (the “Guarantor”) and the registration for resale of the Notes, the related Note Guarantee and the common shares issuable upon conversion of such Notes, pursuant to a registration statement on Form S-3, initially filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) filed under the Securities Act of 1933, as amended (the “Securities Act”) on June 6, 2013 (the “Registration Statement”).  Except as otherwise indicated, capitalized terms used in this opinion letter and defined in the Indenture will have the meanings given in the Indenture.

In connection with the opinions set forth herein, we have examined originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records, agreements, certificates of public officials and other instruments as we have deemed necessary or appropriate for the purposes of the opinions contained herein, including, among others, the following:  (a) the executed Purchase Agreement, by and between the Company, the Guarantor and Kornitzer Capital Management, Inc. (the “Purchaser”), dated April 15, 2013 (the “Purchase Agreement”), (b) a copy of the Indenture (including the specimens of Notes and Note Guarantee contained therein); (c) the executed Note Guarantee; (d) the Registration Statement, (e) the Certificate of Incorporation and By-laws of the Company, as amended to date; and (f) the unanimous written consent of the board of directors of the Company adopting certain resolutions relating to the issuance of the Notes.  The items referred to in clauses (a), (b), and (c) of the preceding sentence and the Notes are referred to herein as the “Transaction Documents”.

For purposes of the opinions expressed herein we have assumed:  (a) that each party to the Transaction Documents (other than the Company) is, and was at the relevant time of execution, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and that each party to the Transaction Documents has, and had at the relevant time of execution, all necessary corporate or other power and authority to enter into the Transaction Documents and perform its obligations thereunder; (b) the truth and accuracy of all representations and warranties, and compliance with all covenants, contained in the Transaction Documents; (c) that each of the Transaction Documents was duly authorized, executed and delivered by each party thereto (other than the Company); (d) that the Notes have been paid for and delivered in accordance with the terms of the Purchase Agreement and executed and delivered by the Company; (e) that each of the Transaction Documents constitutes the valid and binding obligation of each party thereto (other than the Company), enforceable against each such party in accordance with its terms; and (f) that the execution and delivery of the Transaction Documents by each of the parties thereto, and the performance and consummation of the transactions contemplated by the Transaction Documents by each of the parties thereto, will comply with all applicable laws and regulations (excepting the laws of the State of New York, the General Corporation Law of the State of Delaware (the “DGCL”) and the federal securities laws of the United States of America as such laws apply to the Company and the transaction pursuant to which the Notes are offered) and with any requirement or restriction imposed by any order, writ, judgment, injunction, decree, determination or award of any court or governmental body having jurisdiction over it or any of its assets and will not (i) result in a default under or breach of any agreement or instrument then binding upon it or (ii) violate, conflict with or result in a breach of, or require any consent under, the charter, bylaws, limited liability company agreement, partnership agreement or other organizational or governing documents of any such party or (iii) result in the creation or imposition of any lien or encumbrance upon or with respect to any property or assets now owned or hereafter acquired by such party or any of its subsidiaries pursuant to any agreement or instrument then binding upon it.

We have further assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, facsimile, conformed, electronic or photostatic copies and the authenticity of the originals of such copies.  As to all questions of fact relevant to the opinions contained herein that have not been independently established, we have relied with your consent upon certificates or comparable documents, and oral and written statements and representations, of officers and representatives of the Company and the Guarantor and of public officials, and upon the representations and warranties of the Company, the Guarantor and the Purchaser contained in the Purchase Agreement.  We have not independently verified such information and assumptions.

Based upon the foregoing, and subject to the assumptions, exceptions, limitations, qualifications and comments stated herein, we are of the opinion that, as of the date of this opinion letter:

1.             The Notes constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and are entitled to the benefits of the Indenture.

2.             The Note Guarantee constitutes a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

The opinions set forth above are subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally; (b) general equitable principles (whether considered in a proceeding in equity or at law); (c) an implied covenant of good faith and fair dealing; (d) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars; (e) limitations by any governmental authority that limit, delay or prohibit the making of payments outside the United States; and (f) generally applicable laws that (1) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (2) limit the availability of a remedy under certain circumstances where another remedy has been elected, (3) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, gross negligence, recklessness, willful misconduct or unlawful conduct, (4) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed-upon exchange, (5) may limit the enforceability of provisions providing for compounded interest, imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages or for premiums or penalties upon acceleration, or (6) limit the waiver of rights under usury laws.  Furthermore, the manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it.  We express no opinion as to the effect of Section 210(p) of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, whether a federal, state or any other court outside of the State of New York would give effect to the choice of New York law provided for in the Transaction Documents. With respect to all matters under the laws of Canada, we note that you have received the opinion of Heenan Blaikie, Vancouver, British Columbia, which is also filed as an exhibit to the Registration Statement.

Members of our firm are admitted to the Bar of the State of New York, and the opinions expressed in this opinion letter are limited to the effects of (a) the federal securities laws of the United States, (b) the internal laws of the State of New York (excluding any political subdivision) and (c) to the extent expressly stated herein, the DGCL, in each case as in effect on the date hereof.  We have relied, to the extent we deem appropriate, on written guidance of the SEC (including the Staff thereof).

This opinion letter speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.  We hereby consent to the filing of copies of this opinion letter as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.”  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the SEC promulgated thereunder.

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Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz

JAF/bks